UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form
8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 7, 2022

Commission File Number	Exact name of registrant as specified in its charter and principal office address and telephone number	State of Incorporation	I.R.S. Employer Identification No.
001-37976	Southwest Gas Holdings, Inc. 8360 S. Durango Drive Post Office Box 98510 Las Vegas, Nevada 89193 (702) 876-7237	Delaware	81-3881866
001-07850	Southwest Gas Corporation 8360 S. Durango Drive Post Office Box 98510 Las Vegas, Nevada 89193 (702) 876-7237	California	88-0085720

Check the appropriate box below if the Form
8-K
filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:
Southwest Gas Holdings, Inc:

(Title of class)	(Trading symbol)	(Exchange on which registered)
Southwest Gas Holdings, Inc. Common Stock, $1 par value	SWX	New York Stock Exchange
Preferred Stock Purchase Rights	N/A	New York Stock Exchange
Southwest Gas Corporation:
None.
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or
Rule12b-2
of the Securities Exchange Act of 1934
(§240.12b-2
of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 7, 2022, Southwest Gas Holdings, Inc. (the “Company”) announced that Robert J. Stefani was appointed as Senior Vice President and Chief Financial Officer, effective November 30, 2022. Mr. Stefani succeeds Gregory J. Peterson, who will retire on November 30, 2022. Mr. Stefani will assume the duties of the Company’s principal financial officer and will serve as Senior Vice President/Chief Financial Officer of both the Company and Southwest Gas Corporation.
Mr. Stefani, 48, comes to the Company from PECO Energy, where he served as Senior Vice President, Chief Financial Officer and Treasurer since 2018. Prior to PECO Energy, Mr. Stefani was Vice President, Corporate Development at Exelon Corporation. PECO Energy is the largest electric and natural gas utility in Pennsylvania, and is a subsidiary of Exelon Corporation, the nation’s largest utility company with six regulated transmission and distribution utility subsidiaries. Mr. Stefani’s business experience includes responsibility for financial strategy, planning and analysis, operational finance, accounting, treasury, capital markets, strategic investment and risk management. He also has deep experience in corporate development and mergers and acquisitions.
In connection with Mr. Stefani’s appointment, Mr. Stefani and the Company entered into a Change in Control Agreement (the “Change in Control Agreement”) of the same form provided to the other officers of the Company. The Change in Control Agreement provides for certain payments and other benefits upon a change in control and a subsequent termination of employment. Additionally, Mr. Stefani and the Company entered into an Executive Employment Agreement (the “Employment Agreement”) containing compensation terms as follows: (i) an annual base salary of $550,000, (ii) a performance-based restricted stock unit award (“Performance Shares”) opportunity equal to 112% of his base salary, (iii) a time-based restricted stock unit award (“time-lapse RSUs”) opportunity equal to 48% of his base salary, and (iv) an annual cash incentive opportunity equal to 70% of his base salary, with each of the Performance Shares and time-lapse RSU awards described above subject to vesting and forfeiture on terms substantially similar to awards made to other executive officers of the Company, except that additional special vesting terms apply in the event of a termination of employment within the next three years other than for cause or in connection with a change in control. Additionally, Mr. Stefani will receive a cash signing bonus of $625,000 and a special restricted stock unit award with a grant date fair value of $2.1 million. The special restricted stock unit award vests over three years in equal installments on each anniversary date of Mr. Stefani’s employment. If his employment is involuntarily terminated within three years other than for cause, Mr. Stefani will receive a payment equal to 1.5 times his then-current base salary, along with his target value annual incentive amount, contingent on execution of a release of claims against the Company.
The foregoing descriptions of the Employment Agreement and the Change in Control Agreement do not purport to be complete and are qualified in their entirety to the full text of the Employment Agreement and the Change in Control Agreement, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form
8-K,
respectively, and are incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.
On November 7, 2022, the Company issued a press release announcing Mr. Stefani’s appointment as Senior Vice President and Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
This information, including Exhibit 99.1 hereto, is being furnished pursuant to Item 7.01, and the information contained therein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section. Furthermore, the information contained herein, on the Company’s website and in Exhibit 99.1 shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

10.1	Executive Employment Agreement by and between Southwest Gas Holdings, Inc., Southwest Gas Corporation and Robert J. Stefani

10.2	Change in Control Agreement by and between Southwest Gas Holdings, Inc., Southwest Gas Corporation and Robert J. Stefani

99.1	Press Release announcing appointment of Robert J. Stefani as CFO

104	Cover Page formatted in Inline XBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST GAS HOLDINGS, INC.

Date: November 7, 2022	/s/ Thomas E. Moran
Thomas E. Moran
Vice President/General Counsel/Corporate Secretary

SOUTHWEST GAS CORPORATION

Date: November 7, 2022	/s/ Thomas E. Moran
Thomas E. Moran

Vice President/Corporate Secretary